UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 24, 2022

Nuo Therapeutics, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-28443	23-3011702
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

8285 El Rio, Suite 190, Houston, Texas 77054
(Address of principal executive offices) (Zip Code)

(346) 396-4770
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:  None

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 24, 2022, Nuo Therapeutics, Inc. (the “Company” or the “Registrant”) entered into a Common Stock and Warrant Purchase Agreement (the “Agreement”) with Pacific Medical, Inc. (“PacMed”) for the sale and issuance of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and warrants to purchase shares of Common Stock.

PacMed is the exclusive distributor for the Company’s Aurix System product within a territory that covers the states of Washington, Oregon, Idaho, Montana, Wyoming, most of California, the northern half of Nevada, plus Alaska.

Pursuant to the Agreement, PacMed will invest $500,000 in the Company and the Company will issue 500,000 shares of Common Stock, at a price of $1.00 per share, and two warrants, to PacMed. The first warrant entitles PacMed to purchase up to 250,000 shares of Common Stock at a price of $1.00 per share (the “First Warrant”) upon PacMed attaining certain performance goals set forth in the First Warrant based upon exceeding sales quota revenue, as agreed between the Company and PacMed, for calendar years 2023 and/or 2024. The second warrant entitles PacMed to purchase up to 200,000 shares of Common Stock at a price of $1.50 per share (the “Second Warrant”) upon PacMed attaining certain performance goals set forth in the Second Warrant based upon exceeding sales quota revenue, as agreed between the Company and PacMed, for calendar years 2024 and/or 2025. The First Warrant will expire December 31, 2027 and the Second Warrant will expire December 31, 2028.

The closing of the sale of 500,000 shares of Common Stock and the issuance of the First Warrant and Second Warrant is anticipated to occur on September 12, 2022.

Also, pursuant to the Agreement, the Company has agreed to issue up to 300,000 shares of Common Stock to PacMed subject to and upon it achieving certain milestones set forth in the Agreement based upon sales of the Company’s products over defined 12-month periods of between $4.5 million by June 30, 2024 through at least $12.5 million in calendar year 2025.

Further, pursuant to the Agreement, the Company has agreed to grant to PacMed the right to participate in any future financing by the Company through December 31, 2023 (the “Participation Rights”) in connection with a listing of the Company’s Common Stock on a national securities exchange. The Participation Rights will entitle PacMed to purchase up to 500,000 shares of Common Stock upon substantially the same terms, conditions, and price provided for in such financing. Contingent upon such a financing not occurring by December 31, 2023, the Company has agreed to issue PacMed a third warrant with a January 1, 2024 issuance date and exercisable until June 30, 2024, to purchase up to 500,000 shares of Common Stock at a price equal to the lower of $2.00 per share or the 20-day volume weighted average closing price per share ending December 31, 2023 (the “Contingent Warrant”).

The exercise price of each of the First Warrant, the Second Warrant, and the Contingent Warrant (together, the “Warrants”) is subject to adjustment for stock splits, stock dividends, recapitalizations, and similar transactions as provided for in the terms of the Warrants. PacMed has the right to assign or transfer the Warrants subject to the terms therein and in the Agreement. The holder may exercise the Warrants in whole or in part and on a cashless exercise basis.

The descriptions of the Agreement, the First Warrant, the Second Warrant, and the Contingent Warrant are qualified in their entirety by reference to the full text of the Agreement and the form of Warrants, each of which is filed as exhibits to this Current Report.

Upon and as a result of the Company issuing 500,000 shares to PacMed in its initial investment, the number of shares of Company’s Common Stock outstanding will be 41,581,962

Cautionary Note on Forward-Looking Statements

This Current Report contains forward-looking statements that are subject to a number of risks and uncertainties related to the Company, including the closing of the Agreement, the potential attainment of performance goals, the potential achievement of sales milestones, and the possibility of a future financing or listing event. Actual results may differ materially from those set forth herein, including due to risks and uncertainties detailed in the risk factors included in the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and in other filings with the SEC made by the Company. Except as required by law, the Company undertakes no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

Item 7.01 Regulation FD Disclosure.

On August 30, 2022, the Company issued a press release to provide a business and corporate update including announcing the matters set forth in Item 1.01, which such press release is furnished as Exhibit 99.1 to this Current Report.

The information in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description
4.1	Form of First Warrant
4.2	Form of Second Warrant
4.3	Form of Contingent Warrant
10.1	Common Stock and Warrant Purchase Agreement between the Registrant and Pacific Medical, Inc., dated August 24, 2022
99.1	Press Release dated August 30, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuo Therapeutics, Inc.

By:	/s/ David E. Jorden
David E. Jorden
Chief Executive and Chief Financial Officer

Date: August 30, 2022